Exhibit 10.42

XENOPORT, INC.

EMPLOYEE RETENTION BONUS AGREEMENT

THIS EMPLOYEE RETENTION BONUS AGREEMENT (the “Agreement”) is entered into January 26, 2016 (the “Effective Date”) by and between XenoPort, Inc., a Delaware corporation (the “Company”) and William G. Harris (“Recipient”).

WHEREAS, the Company considers it essential to the operation of the Company that Recipient be motivated to remain employed with the Company through August 31, 2016 (the “Retention Date”)and wishes to augment the incentives of Recipient provided by existing compensatory arrangements; and

WHEREAS, this Agreement provides for the payment of a retention bonus to Recipient upon satisfaction of his continued employment by the Company from the Effective Date through the Retention Date.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements in this Agreement, the parties agree as follows:

1. EFFECT OF AGREEMENT; NON-DUPLICATION OF BENEFITS.

(a) Effect of Agreement. The terms of this Agreement amends and supersedes the terms set forth in Recipient’s Severance Rights Agreement by and between the Company and Recipient dated February 9, 2012 (“Severance Rights Agreement”) to the extent the terms set forth in the Severance Rights Agreement are inconsistent with or contradict the terms set forth in this Agreement. This Agreement amends the Severance Rights Agreement as follows: (i) if Recipient’s employment terminates for any reason on the Retention Date, including due to the Recipient’s resignation for any reason, for purposes of the Severance Rights Agreement such termination of employment will be deemed to be a “Qualifying Termination” (as such term is defined in the Severance Rights Agreement) so that Recipient will be entitled to the severance benefits set forth in Section 3 of the Severance Rights Agreement (the “Severance Benefits”) subject to Recipients provision to the Company of an effective release of claims in a form acceptable to the Company (the “Release”) no later than sixty (60) days following such termination of employment, and Recipient’s satisfaction of the other conditions to payment of severance benefits as set forth in the Severance Rights Agreement, and (ii) the cash Severance Benefits (12 months base salary and pro-rated bonus) will be paid by the Company to Recipient in a single lump sum within the thirty (30) day period following the Release effective date.

(b) Non-Duplication of Benefits. For the avoidance of doubt, in no event will Recipient be eligible to receive benefits under this Agreement and the Severance Rights Agreement. In the event that Recipient becomes entitled to benefits under the Severance Rights Agreement on or prior to the Retention Date, Recipient will receive benefits under the Severance Rights Agreement (as amended by this Agreement) and will not be eligible to receive the Retention Bonus benefits set forth in Section 3 of this Agreement. Recipient acknowledges and agrees that if Recipient becomes entitled to the Retention Bonus benefits under Section 3 of this Agreement, Recipient will not be eligible for any benefits under the Severance Rights Agreement which will automatically terminate in its entirety without any further action of the Company or Recipient.

2. ELIGIBILITY FOR RETENTION BONUS. Subject to the terms and conditions set forth in this Agreement, the Company will provide Recipient with the retention bonus as set forth in Section 3 (the “Retention Bonus”) if Recipient remains continuously employed by the Company through the Retention Date and Recipient’s employment does not terminate on the Retention Date. If Recipient’s employment terminates for any reason on or prior to the Retention Date, including but not limited to a termination by the Company for any reason, with or without cause, or a termination due to Recipient’s death or disability or due to Recipient’s resignation, Recipient will not be eligible to receive the Retention Bonus.

3. RETENTION BONUS. If the Recipient satisfies the eligibility requirements set forth in Section 2, Recipient will receive the following Retention Bonus benefits.

(a) Base Salary. The Company will pay Recipient in a single lump twelve (12) months of Recipient’s then-current base salary (determined as of the Retention Date). Such payment will be made to Recipient within the thirty (30) day period following the Retention Date.

(b) Pro-Rated Bonus. The Company will pay Recipient a lump sum payment amount under the terms of the Company’s 2016 annual cash bonus plan, equal to the product of (i) a fraction, the numerator of which is the number of days from January 1, 2016 through the Retention Date and the denominator of which is 365, and (ii) the actual cash bonus the Recipient would have earned, based on actual Company and, if applicable, individual performance, had the Recipient remained employed through the bonus payment date under the 2016 annual cash bonus plan (the “Pro-Rata Bonus”). This Pro-Rata Bonus payment will be paid on the same date that active Company employees are paid their cash bonus under the 2016 annual cash bonus plan, but in all cases will be paid to Recipient not later than March 15, 2017. In the event that Recipient becomes otherwise entitled to a 2016 annual cash bonus due to continued employment following the Retention Date, the amount of such bonus awarded will be reduced by the amount of the Pro-Rata Bonus previously paid to Recipient.

4. REQUIRED WITHHOLDING. The Company will withhold from the Retention Bonus payable to Recipient under this Agreement any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws. Recipient is encouraged to contact his personal legal or tax advisors with respect to the benefits provided by this Agreement. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Recipient with respect to the benefits provided under this Agreement. The Company makes no representations or warranties to Recipient regarding the tax treatment of the amounts payable under this Agreement.

5. NO GUARANTEE OF EMPLOYMENT. This Agreement is intended to provide a financial incentive to Recipient and is not intended to confer any rights to continued employment upon Recipient, whose employment will remain at-will and subject to termination by either the Company or Recipient at any time, with or without cause or notice.

6. NO EQUITY INTEREST; STATUS AS CREDITOR. Nothing in this Agreement creates or conveys any equity or ownership interest in the Company or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders. The Retention Bonus does not constitute a “security” of the Company. Recipient’s sole right under this Agreement will be as a general unsecured creditor of the Company.

7. NO ASSIGNMENT OR TRANSFER BY THE RECIPIENT. None of the rights, benefits, obligations or duties under this Agreement may be assigned or transferred by Recipient except by will or under the laws of descent and distribution. Any purported assignment or transfer by Recipient will be void.

8. AMENDMENT OR TERMINATION. The Board may amend or terminate this Agreement at any time; provided, however, that no such amendment or termination will adversely affect the rights of Recipient under this Agreement without the written consent of Recipient.

9. SECTION 409A. The Retention Bonus is intended to qualify for the “short-term deferral” exemption from application of Section 409A of the Internal Revenue Code, and any ambiguities herein shall be interpreted accordingly.

10. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to its or any other jurisdiction’s conflicts of laws principles. The parties submit to the jurisdiction of the state or federal courts, as applicable, encompassing the current location of the Company’s principal headquarters at the time of such dispute or claim.

11. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed and enforced as if such provision had not been included.

12. ENTIRE AGREEMENT. This Agreement sets forth all of the agreements and understandings between the Company and Recipient with respect to the subject matter of this Agreement, and supersedes and terminates all prior agreements and understandings between the Company and Recipient with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Employee Retention Bonus Agreement to be executed by the parties or their duly authorized representatives as of the date first written above.

COMPANY: XENOPORT, INC.

/s/ Vincent Angotti
(Signature)

By:	Vincent Angotti
Chief Executive Officer

RECIPIENT: WILLIAM G. HARRIS

/s/ William G. Harris
(Signature)

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